Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
February 20, 2007	Swank, Inc.
Taunton, MA 02780
(508) 822-2527

SWANK, INC.
NEW YORK, NEW YORK

SWANK, INC. REPORTS INCREASED SALES AND NET INCOME
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2006

NEW YORK, February 20, 2007 -- John Tulin, President of SWANK, INC., (OTC:SNKI), today reported sharply higher net sales and net income for the Company’s quarter and year ended December 31, 2006:

(In thousands except shares and per share)

	Three months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Net sales	$37,273	$30,712	$119,059	$97,914

Income from operations before income tax and non-recurring
items	$5,607	$3,511	$9,786	$3,569

(Gain) loss on termination of lease and other
non-recurring items	-	-	-	$(75)

Net income	$9,894	$3,481	$13,989	$3,614

Share and per share information:

Basic weighted average common shares outstanding	6,074,699	5,731,921	5,883,219	5,620,160

Basic net income per share	$1.63	$.61	$2.38	$.64

Fully diluted weighted average common shares outstanding	6,082,025	6,217,147	5,938,345	6,160,492

Fully diluted net income per share	$1.63	$.56	$2.36	$.59

        Net income for the quarter ending December 31, 2006 was $9,894,000 compared to net income of $3,481,000 for the corresponding quarter last year. For the 12-month period ending December 31, 2006, net income was $13,989,000 compared to net income of $3,614,000 last year.

        Commenting on the results for the quarter and fiscal year, John Tulin, President, said “2006 was a year of great progress for Swank as our net sales overall increased 22% in 2006. Our various product classifications performed well with our belt, jewelry, and personal leather goods businesses each logging net sales growth of more than 20% over last year. During 2006, our new Nautica branded merchandise collections grew into a significant business. We also successfully launched our Chaps and Donald Trump jewelry collections during the year and introduced or expanded a number of private label merchandise programs. These labels together with our established licensed brands, which now include Kenneth Cole Reaction, Kenneth Cole New York, Geoffrey Beene, Tommy Hilfiger, Claiborne, Guess, Ted Baker, Steve Harvey, and Pierre Cardin provide us with an unmatched array of exciting designer names.”

        Mr. Tulin continued, “We signed our newest license for the Tumi brand at the end of 2006 and look forward to making this one of the cornerstones of our new Luxury Division in 2007. Tumi is an exceptionally strong and well-respected brand in the luxury leather goods segment and we are very proud to have them as a business partner. We anticipate launching our Tumi belt and jewelry merchandise collections later this year. We will also be exploring a variety of additional business opportunities in 2007 aimed primarily at further expanding our market share and enhancing the efficiency of the Company’s supply chain.”

        Net income for the quarter and 12 months ended December 31, 2006 included the reversal of a valuation allowance against the Company’s net deferred tax asset of approximately $5,000,000. This reversal resulted in the Company recording a net income tax benefit of $4,287,000 and $4,203,000 for the quarter and year to date periods, respectively. The remaining balance of the valuation allowance, which had been recorded during a previous fiscal year, was removed in 2006 following an analysis by the Company that indicated it was more likely than not that the deferred tax asset would be realized.

        Net sales for the quarter and year ending December 31, 2006 increased 21% and 22%, respectively, compared to the corresponding periods last year. The increase during both periods was due to shipments of the Company’s Nautica merchandise, which was launched during the second quarter, as well as shipments of the Company’s Chaps, Donald Trump, and certain private brand collections. Net sales of personal leather goods and accessories merchandise increased 46% during the quarter and 26% during the year mainly due to shipments of Nautica, Chaps, and certain private label goods. Net sales of the Company’s jewelry and belt collections increased 19% and 16%, respectively during the quarter and 27% and 21%, respectively, during the year. The Company’s jewelry business continued to benefit throughout 2006 from fashion trends favoring a dressier look that emphasized cuff-links and other jewelry accessories. In belts, the Company significantly increased its private brand penetration with a number of retailers during 2006, particularly Federated Department Stores, Sears, and Kohls along with several others.

        Net sales for the years ending December 31, 2006 and December 31, 2005 include an annual adjustment recorded each year during the second quarter to reflect the difference between actual returns received during the spring season and the estimate used to establish the reserve for customer returns at the end of the preceding year. During 2006, the Company recorded a favorable adjustment to net sales of $1,248,000 compared to a favorable adjustment last year of $814,000. The adjustment in both years was due to unanticipated declines in customer returns during the spring selling season relative to the reserve established at December 31 of the preceding year. During 2006, the favorable returns adjustment was offset in part by an increase in markdown and cooperative advertising expenses. The Company generally has been working with its retail customers over the past few seasons to reduce customer returns in favor of more aggressive promotional strategies to enhance over the counter sales. Actual customer returns in 2006 declined by 34% compared to the previous year.

        Gross profit for the quarter and year ended December 31, 2006 increased by $2,697,000 or 25% and $8,524,000 or 26%, respectively, both as compared to the same periods in 2005. Gross profit as a percentage of net sales during the fourth quarter improved to 36.6% from 35.7% last year, and for the year, increased to 34.8% from 33.6%. The improvement in gross profit during both the quarter and year was due principally to higher net sales generally and reduced freight costs associated with purchases of the Company’s belt merchandise. Initial gross margin improved for the Company’s personal leather goods merchandise during both the quarter and year but declined for jewelry due to a less favorable sales mix. Certain inventory-control costs associated with markdowns on sales of discontinued, excess, and returned inventory increased from the previous year, but expenses related to the Company’s former Attleboro, Massachusetts manufacturing facility, which the Company sold during the second quarter, declined. The increase in gross profit as a percentage of net sales during both the quarter and 12-month period was mainly due to higher net sales and reductions in freight costs

        Selling and administrative expenses increased $528,000 or 7% for the quarter and $1,914,000 or 7% for year ending December 31, 2006 both as compared to the corresponding periods last year. As a percentage of net sales, selling and administrative expenses were 20.3% and 23.0% for the quarters ending December 31, 2006 and 2005, respectively and 25.2% and 28.6% for the 12-months ending December 31, 2006 and 2005, respectively. The increase in dollars was due primarily to higher variable sales-related expenses, primarily advertising and promotional expenditures associated with the Company’s various license agreements. Warehouse and distribution costs also increased during both the quarter and year due to the increase in shipping activity. An increase in certain fringe-benefit accruals was offset in part by reductions in professional fees, insurance, and administrative travel expense. The decrease in selling and administrative expenses as a percentage of net sales is due mainly to certain fixed costs that do not vary directly with sales.

        Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company’s actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

        Swank designs and markets men’s jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names “Kenneth Cole”, “Tommy Hilfiger”, “Nautica”, “Geoffrey Beene”, “Claiborne”, “Guess?", “Chaps”, “Donald Trump”, “Tumi”, “Ted Baker”, “Pierre Cardin”, “Steve Harvey”, and “Swank”. Swank also distributes men’s jewelry and leather items to retailers under private labels.

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